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                                                                    Exhibit 16.1

(KPMG LOGO)

KPMG LLP
303 East Wacker Drive
Chicago, IL 60601-5212

June 28, 2006

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Princeton National Bancorp, Inc. (the Company) and, under the date of March 13, 2006, we reported on the consolidated financial statements of Princeton National Bancorp, Inc. as of and for the years ended December 31, 2005 and 2004 and on management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005. On June 28, 2006, our appointment as principal accountants was terminated. We have read Princeton National Bancorp, Inc.'s statements included under Item 4.01 of its Form 8-K dated June 28, 2006, and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statement in the last sentence in the first paragraph or the statements in the last paragraph.


Very truly yours,

KPMG LLP

           KPMG LLP, a U.S. limited liability partnership, is the U.S.
             member firm of KPMG International, a Swiss cooperative.